Exhibit 99.5

Dated May 2, 2018

Instrument

constituting the issue of US$880,000
Secured Loan Note

of

Berke Ibrahim Bakay

Table of Contents

Page

1.	Definitions	1
2.	Amount and Status of the Loan Note	3
3.	Interest Accrual and Repayment of the Loan Note	4
4.	Covenants by the Debtor	4
5.	Certificate for Loan Note	4
6.	Stamp taxes and enforcement costs	4
7.	Notices	5
8.	Variations	5
9.	Partial Invalidity	5
10.	Remedies and Waivers	5
11.	Confidential Information	6
12.	Calculations and Certificates	7
13.	Third Party Rights	7
14.	Counterparts	7
15.	Governing Law	7
16.	Jurisdiction	7

Schedule 1	The Conditions	9
Schedule 2	Form of Certificate	12

(i)

This Instrument is entered into as a deed this 2nd day of May 2018 between:

(1)

Berke Ibrahim Bakay, a citizen of the United States of America (holder of United States Passport number 446381433), whose residence as of the date of this Instrument is at 5524 E. Estrid Ave. Scottsdale. AZ. 85254. USA (the “Debtor”); and

(2)

Wisdom Sail Limited, an exempted company incorporated in Cayman Islands with limited liability with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Holder”).

Whereas:

(A)	As of the date hereof, the Debtor is the President and Chief Executive Officer (as defined below) of the Company (as defined below).

(B)	By mutual agreement, the Holder intends to lend a total of US$880,000 to the Debtor for the purpose of subscribing in certain shares of common stock in the Company.

(C)	The Debtor has decided to issue the Loan Note (as defined below) to be constituted in the manner set out below to the Holder.

Now this Instrument witnesses and declares as follows:

1.	Definitions

1.1	In this Instrument and the Schedules, the following expressions shall where the context permits have the following meanings:

“Board” means the Company’s board of directors for the time being or a duly authorised committee thereof;

“Business Day” means a day (excluding Saturdays and Sundays) on which banks are generally open for normal business in Hong Kong and the United States;

“Certificate” means a certificate, in the form set out in Schedule 2 (Form of Certificate), duly executed by the Debtor relating to the Loan Note;

“Closing” has the meaning given to it in the Subscription Agreement;

“Company” means Kona Grill, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America, whose registered address is at 1209 Orange Street, Wilmington, Delaware 19801, United States of America;

“Conditions” means the conditions of the Loan Note as set out in Schedule 1 (The Conditions);

“Confidential Information” means all information relating to the Holder, the Debtor, the Finance Documents or the Loan Note of which a Party becomes aware in its capacity as a party hereof or which is received by a Party in relation to the Finance Documents or the Loan Note from the other Party, its affiliates or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach of Clause 11 (Confidential Information); or

(b)	is identified in writing at the time of delivery as non-confidential; or

(c)

is known by a Party before the date the information is disclosed to it by the other Party, its affiliates or any of its advisers, or is lawfully obtained by a Party after that date, from a source which is, as far as that Party is aware, unconnected with the other Party and which, in either case, as far as that Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

“Event of Default” has the meaning given to it in paragraph 3.2 of Schedule 1 (The Conditions);

“Finance Documents” means, together:

(a)	this Instrument;

(b)	the Loan Note;

(c)	the Certificate;

(d)	the Option Pledge; and

(e)	any other agreement or document designated as such from time to time by the Debtor and the Holder,

and “Finance Document” means any of them, as the context may require;

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China.

“Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly and severally as principal or surety or in any other capacity whatsoever) of the Debtor to the Holder under the Finance Documents;

“Loan Note” means the secured loan note constituted by this Instrument or, as the case may be, the principal amount thereof for the time being issued and outstanding;

“Maturity Date” means the date falling 60 months after the date of Closing;

“Option Pledge” means the New York law governed pledge agreement over certain stock options to acquire common stock of the Company entered into by the Debtor in favour of the Holder on or about the date of this Instrument;

“Party” means a party to this Instrument;

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Security” means a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Subscription Agreement” means the subscription agreement dated on or about the date of this Instrument and entered into between the Company and the Debtor as purchaser in relation to the Debtor’s purchase and acquisition of certain shares of common stock in the Company; and

“US$” means the lawful currency of the United States of America.

1.2	The following rules of interpretation shall apply to this Instrument:

(a)	References herein to “this Instrument” include, where the context so admits, the Schedules hereto.

(b)	References herein to the “Holder” shall, where the context permits, be construed so as to include its successors, transferees or assigns and any person deriving title under it.

(c)	References herein to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof from time to time in force.

(d)

Words used herein denoting persons shall include individuals, firms companies, corporations and any association, trust, joint venture, consortium or partnership (whether or not having a corporate legal personality) and the masculine gender shall include the feminine and the singular shall include the plural and vice versa.

(e)	The headings herein are for convenience only and shall not affect the interpretation hereof.

(f)	References herein to Clauses, Conditions, paragraphs, sub-paragraphs or Schedules are to clauses, conditions, paragraphs and sub-paragraphs hereof or to the schedules hereto.

(g)

References herein to a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality).

2.	Amount and Status of the Loan Note

2.1

The aggregate principal amount of the Loan Note constituted by this Instrument shall be US$880,000. The Loan Note issued on the date of this Instrument shall be fully paid in amounts and integral multiples of US$1.00.

2.2

Subject to Clause 2.3 below, the Loan Note shall rank pari passu equally and rateably without discrimination or preference among all creditors of the Debtor, except for such indebtedness as would, by virtue only of applicable law in force from time to time, be preferred in the event of the Debtor’s bankruptcy.

2.3	The Debtor’s obligations under the Finance Documents shall be secured by the assets as set forth in the Option Pledge.

2.4	The principal amount of the Loan Note shall be wired to the following account of the Company:

Beneficiary:	Kona Restaurant Holdings, Inc.
ABA number:	026009593
Swiftcode:	BOFAUS3N
Account number:	[Redacted]
Bank:	Bank of America
Bank Address:	201 E. Washington Street, Phoenix, AZ 85004

The Company shall provide the Holder with a written acknowledgement upon receipt of the proceeds of the Loan Note.

2.5	The Closing under the Subscription Agreement and the funding of the Loan Note pursuant to Clause 2.4 above shall take place substantially concurrently.

2.6

The Conditions shall have effect in the same manner as if they were set out herein. The Loan Note and the Certificate shall be held by the Holder subject to and with the benefit of the Conditions, all of which shall be binding on the Debtor and the Holder and all persons claiming through them respectively, and shall inure for the benefit of the Holder and its (and any subsequent) successor, transferee or assign, each of which shall be entitled to enforce the provisions of this Instrument, the Loan Note, the Conditions and the Schedules (all of which shall be deemed to be incorporated in this Instrument).

3.	Interest Accrual and Repayment of the Loan Note

The provisions relating to repayment, purchase and redemption of the Loan Note are set out in the Schedule 1 (The Conditions). Until the Loan Note is repaid, redeemed or purchased in accordance with the provisions of this Instrument, interest shall accrue on the principal amount of the Loan Note outstanding from time to time at the rate and in the manner set out in Schedule 1 (The Conditions).

4.	Covenants by the Debtor

4.1	The Debtor covenants with the Holder to perform and observe its obligations set forth in the Finance Documents.

4.2	For so long as the Loan Note remains outstanding, the Debtor shall not:

(a)

take or omit to take any action (including amending any document) with the primary effect and/or primary intention of (i) avoiding or limiting, in whole or in part, repayment, purchase or redemption of the Loan Note; or (ii) impairing the ranking of the Loan Note contemplated by this Instrument; or

(b)	agree to do any of the above.

5.	Certificate for Loan Note

5.1	The Holder shall be entitled without charge to one Certificate for the aggregate amount of Loan Note. The Certificate shall bear a denoting number and shall be duly executed by the Debtor.

5.2

If the Certificate for the Loan Note is lost, defaced or destroyed, it may, upon payment by the Holder of any reasonable out-of-pocket expenses of the Debtor, be replaced, on such terms (if any) as to evidence and indemnity as the Debtor may reasonably require, but so that, in the case of defacement, the defaced Certificate shall be surrendered before the new Certificate is issued.

6.	Stamp taxes and enforcement costs

6.1	The Debtor shall:

(a)	pay all stamp duty, registration and other similar taxes payable in respect of any Finance Document; and

(b)

within three Business Days of demand, indemnify the Holder against any cost, loss or liability the Holder incurs in relation to any stamp duty, registration or other similar tax paid or payable in respect of any Finance Document.

6.2

If an Event of Default has occurred, the Debtor shall, within three Business Days of demand, pay to the Holder the amount of all costs and expenses (including legal fees) incurred by the Holder in connection with the enforcement of or the preservation of any rights under any Finance Document and any related proceedings.

7.	Notices

7.1	Any communication to be made under or in connection with this Instrument, the Loan Note or the Certificate shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

7.2

The address, email and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Instrument, the Loan Note or the Certificate is that identified with its name in the initial Clause of this Instrument or any substitute address, email, fax number or department or officer as a Party may notify to the other Party by not less than five Business Days’ notice.

7.3	Any communication or document made or delivered by one Party to another Party under or in connection with this Instrument, the Loan Note or the Certificate will be effective:

(a)	if by way of fax, only when received in legible form;

(b)	if by way of email, at the time of transmission; or

(c)	if by way of letter, only when it has been delivered to the relevant address by an internationally recognized courier service,

and, if a particular department or officer is specified as part of its address details provided under Clause 7.2, if addressed to that department or officer.

7.4	Any communication or document which becomes effective, in accordance with Clause 7.3, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.

8.	Variations

Any term of this Instrument, the Loan Note and the Certificate may be amended or waived only with the consent of the Holder and the Debtor.

9.	Partial Invalidity

If, at any time, any provision of this Instrument, the Loan Note and the Certificate is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Holder, any right or remedy under any of this Instrument, the Loan Note and the Certificate shall operate as a waiver of any such right or remedy or constitute an election to affirm any of this Instrument, the Loan Note and the Certificate. No election to affirm any of this Instrument, the Loan Note and the Certificate on the part of the Holder shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in any of this Instrument, the Loan Note and the Certificate are cumulative and not exclusive of any rights or remedies provided by law.

11.	Confidential Information

11.1

Each Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 11.2 below, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

11.2	A Party may disclose:

(a)

to any of its affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person’s affiliates, Representatives and professional advisers;

(ii)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) above;

(iii)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(iv)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(v)	with the consent of the other Party;

in each case, such Confidential Information as a Party shall consider appropriate if:

(A)

in relation to paragraphs (i) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (ii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)

in relation to paragraphs (iii) and (iv) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if it is not practicable so to do in the circumstances.

12.	Calculations and Certificates

12.1

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Holder are, in the absence of manifest error, prima facie evidence of the matters to which they relate.

12.2	Any certification or determination by the Holder of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

13.	Third Party Rights

(a)

Unless expressly provided to the contrary in any Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Instrument.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Instrument at any time.

14.	Counterparts

This Instrument, the Loan Note and the Certificate may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Instrument.

15.	Governing Law

This Instrument, the Loan Note and the Certificate and any non-contractual obligations arising out of or in connection therewith, are governed by and shall be construed in accordance with the laws of Hong Kong.

16.	Jurisdiction

16.1

Any dispute, controversy or claim arising in any way out of or in connection with this Instrument, the Loan Note or the Certificate (including, without limitation: (1) any contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (2) any issue as to the existence, validity or termination of this Instrument, the Loan Note or the Certificate) (a “Dispute”) shall be referred to and finally resolved by binding arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Instrument (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause 15 (Jurisdiction) and as may be amended by the rest of this Clause 16 (Jurisdiction).

16.2

The arbitration tribunal (“Tribunal”) shall consist of three (3) arbitrators. The claimant shall designate one (1) arbitrator. The respondent shall designate one (1) arbitrator. The two arbitrators thus appointed shall designate the third arbitrator who shall be the presiding arbitrator. If within fourteen (14) days of a request from the other Party to do so a Party fails to designate an arbitrator, or if the two arbitrators fail to designate the third arbitrator within fourteen (14) days after the confirmation of appointment of the second arbitrator, the appointment shall be made, upon request of a Party, by the HKIAC Council in accordance with the Rules.

16.3	The seat of the arbitration shall be Hong Kong. This arbitration agreement shall be governed by the laws of Hong Kong.

16.4	The language of the arbitration proceedings shall be English.

16.5	Any award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out the award without delay.

16.6	The parties hereby irrevocably waive their right to any form of appeal, review or recourse to any state court or other judicial authority insofar as such waiver may be validly made.

16.7

The parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. The parties shall not be deemed, however, to have waived any other right to challenge any award. Nothing in this Clause 16 shall be construed as preventing any Party from seeking conservatory or interim relief from any court of competent jurisdiction.

16.8	The Holder shall not be restricted in any way in the manner in which it enforces any arbitration award duly made against the Debtor.

In Witness Whereof the Debtor has executed and delivered this Instrument as a deed and the Holder has signed this Instrument under hand, in each case on the date stated above.

[Remainder of this page intentionally left blank]

Schedule 1
The Conditions

1.	Interest

1.1

Until such time as the Loan Note is repaid, redeemed or purchased by the Debtor in accordance with the Conditions and subject to the remainder of this Condition 1, interest shall accrue on the outstanding principal amount of the Loan Note at the rate specified in Condition 1.2 below and be due and payable on the Maturity Date.

1.2

The rate of interest on the Loan Note shall be 5 per cent. per annum. On the occurrence of any Event of Default (as defined below), interest shall accrue on the Loan Note at a daily rate of 0.05 per cent., which will be compounded on a daily basis for as long as the Event of Default remains unremedied.

1.3

Interest shall be calculated by applying the rate of interest specified in Condition 1.2 to the aggregate then outstanding principal amount of the Loan Note, multiplying such product by the actual number of days elapsed, being divided by 365 and rounding the resulting figure to the nearest cent (rounding upwards).

1.4	Interest on the Loan Note repaid, redeemed or purchased by the Debtor in accordance with these Conditions shall cease to accrue from the date of such repayment or redemption.

2.	Repayment, Purchase and Redemption

2.1

Unless previously repaid, redeemed or purchased by the Debtor in accordance with the Conditions, the Debtor shall repay immediately in cash the Loan Note at par together with accrued interest on the Maturity Date.

2.2	Unless permitted or required under the Conditions, the Debtor shall not be entitled to repay, redeem or purchase the Loan Note prior to the Maturity Date.

2.3

Notwithstanding the aforesaid, on any date which is more than 12 months following the date of this Instrument, the Debtor may, by delivering not less than five Business Days’ notice to the Holder in writing, repay, redeem or purchase the Loan Note in cash the Loan Note at par together with accrued interest.

3.	Events on which Loan Note become immediately repayable

3.1

The Holder shall be entitled to demand that the Loan Note (so far as not previously repaid, redeemed or purchased) be repaid in full and in cash immediately at par on the occurrence of any Event of Default.

3.2	An “Event of Default” means:

(a)	any principal or interest payable on any of the Loan Note is not paid in full within one Business Day after the due date for payment;

(b)

there is a breach by the Debtor of any of his obligations under any Finance Document other than any breach that is not a breach of any payment obligation and remedied within five Business Days following the earlier of (i) the Debtor’s receipt of notice from Holder of such breach, or (ii) the Debtor becoming aware of the breach;

(c)	in respect of the Debtor:

(i)	the making of an order by a competent court for the bankruptcy of the Debtor;

(ii)

the taking of possession by an encumbrancer of, or the appointment or application for the appointment of a trustee, administrator or administrative receiver or manager or a similar officer over, or an administration order being made or applied for in respect of, any part or the whole of the undertaking or property of the Debtor; or

(iii)

the Debtor initiating or consenting to proceedings relating to himself under any applicable bankruptcy, insolvency, liquidation or other similar laws or makes a conveyance or assignment for the benefit of, or enters into any composition with, his creditors generally;

(d)	the Option Pledge is not in full force and effect or does not create in favour of the Holder the Security which it is expressed to create with the ranking and priority it is expressed to have; or

(e)	it becomes unlawful for the Debtor to perform any of his obligations under the Finance Documents.

3.3	The Debtor shall notify the Holder immediately after becoming aware of an Event of Default.

4.	Payment, Surrender of Certificate and Cancellation

4.1

Payment of principal or interest due and payable under the Loan Note, or any part thereof, shall be made to the Holder, in cash and made by telegraphic transfer to the account notified to the Debtor by the Holder at least five Business Days prior to the date of such payment.

4.2

All payments to be made by the Debtor to the Holder under the Finance Documents shall be made free and clear of and without any tax deduction unless the Debtor is required to make a tax deduction, in which case the sum payable by the Debtor (in respect of which such tax deduction is required to be made) shall be increased to the extent necessary to ensure that the Holder receives a sum net of any deduction or withholding equal to the sum which it would have received had no such tax deduction been made or required to be made.

4.3	All payments to be made by the Debtor to the Holder under the Finance Documents shall be made in full without any set-off or counterclaim whatsoever.

4.4

If any payment in respect of the Loan Note becomes due in accordance with the Conditions on a day that is not a Business Day, such payment shall take place on the next succeeding Business Day, but in the case of interest, no adjustment shall be made to the amount of interest payable and the Holder shall not be entitled to any other payment in respect of such delay.

4.5

If any part of the Loan Note is due to be repaid, redeemed or purchased under the Conditions, the Holder shall, not later than the Business Day before the due date for such repayment, redemption or purchase, deliver to the Debtor, at its registered office, the Certificate in order that it may be cancelled. If the Certificate so delivered to the Debtor includes part of the Loan Note not then repayable, redeemed or purchased, a new Certificate for the balance of the Loan Note not then repayable, redeemed or purchased shall be issued free of charge to the Holder.

4.6	The Loan Note repaid, redeemed or purchased by the Debtor shall be cancelled and the Debtor shall not be at liberty to re-issue them.

5.	Transfer of Loan Note

5.1

The Loan Note is transferable at any time by instrument in writing in the form set out at Schedule 3 (Form of Loan Note Transfer) in whole only, and not in part, without the prior consent of the Debtor. There shall not be included in any instrument of transfer any Loan Note other than the Loan Note constituted by this Instrument.

5.2	Every instrument of transfer shall be duly signed by or on behalf of the transferor.

5.3

Any representation, warranty, covenant and arrangement on the part of the Debtor hereunder shall survive the making of any transfer by the Holder of the Loan Note or under any other Finance Documents and/or the change in the name of the Holder or its amalgamation with, or its absorption of or by, any other person.

Schedule 2
Form of Certificate

No. [INSERT SERIES NUMBER]

US$880,000

Dated: [INSERT DATE]

BERKE IBRAHIM BAKAY, a citizen of the United States of America (holder of United States Passport number 446381433), whose residence as of the date of the Instrument (as defined below) is at 5524 E. Estrid Ave. Scottsdale. AZ. 85254. USA (the “Debtor”), for value received promises to pay to WISDOM SAIL LIMITED, an exempted company incorporated in Cayman Islands with limited liability with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands or order (the “Payee”) the principal amount of US$880,000 together with accrued interest on the date falling 60 months after the date of Closing (as defined in the Instrument) (the “Maturity Date”), unless earlier redeemed, repaid or purchased by the Debtor in accordance with the instrument (the “Instrument”) dated on or about the date of this Certificate and entered into between the Debtor and the Payee. This Certificate is subject to the Instrument and the Conditions (as defined in the Instrument) and shall have the equal validity and legal effect as a promissory note under the laws of the State of Arizona (if applicable to this Certificate).

All payments shall be made in UNITED STATES DOLLARS in immediately cleared funds in full and without any deduction or withholding.

The Debtor hereby waives presentment, demand for payment, notice of dishonour, protest and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Certificate.

This Certificate shall be governed by, and construed in accordance with, the laws of Hong Kong.

This Certificate has been entered into as a deed poll on the date stated at the beginning of it.

Executed as a deed poll by BERKE IBRAHIM BAKAY

....................

[SIGNATURE OF DEBTOR]

....................

Schedule 3
Form of Loan Note Transfer

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers to

…………………………………………………………………………………………………

…………………………………………………………………………………………………

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF TRANSFEREE)

US$880,000, being the aggregate principal amount of the Loan Note represented by the Certificate.

Date

Signed:……………………………	……………………………………
Certifying Signature

Signature

DEBTOR

Signed, Sealed and Delivered as a Deed

By /s/ Berke Bakay Berke Ibrahim Bakay in the presence of:	L.S.
Signature of Witness: /s/ Luisa Bakay

Name of Witness Luisa Bakay
Address of Witness: 5524 E Estrid Ave. Scottsdale, AZ 85254 USA

[Signature page to Loan Note Instrument]

Signature

HOLDER

Wisdom Sail Limited	/s/ Zheng Nan Yan …………………………………… Name: Zheng Nan Yan Title: Director

[Signature page to Loan Note Instrument]